Exhibit 99.1

Covalent Reports Results for 2003

WAYNE, Pa., March 10, 2004. Covalent Group, Inc. (Nasdaq: CVGR) today announced its financial results for the year ended December 31, 2003. Net revenue for the year decreased 16% to $20.8 million, compared to $24.7 million for 2002. Net revenue excludes reimbursements for out-of-pocket expenses. Net income/(loss) for 2003 decreased to ($433) thousand, or ($0.03) per diluted share, compared to $2.5 million, or $0.19 per diluted share for 2002. Income/(loss) from operations for 2003 decreased to ($969) thousand compared to 4.1 million for 2002.

Net revenue for the fourth quarter ended December 31, 2003 decreased 31% to $4.8 million, as compared to $7.0 million for the fourth quarter of 2002. Compared to 3Q03, net revenue increased by 23%. Net income/(loss) for 4Q03 was ($594) thousand compared to $670 thousand in the prior year. Earnings per diluted share for the fourth quarter of 2003 were ($0.05) compared to $.05 in 2002. It is important to note that there was a timing mismatch in 4Q03 between expenses and revenues for several changes-of-scope in a large clinical development program. This resulted in expenses being charged to the fourth quarter, however the associated revenues will not be recognized until the first quarter of 2004 when the changes-of-scope were approved. If this timing mismatch had not occurred, net revenue for 2003 would have decreased by only 12% compared to 2002 and full year 2003 earnings would have been modestly positive.

New business awards for 2003 totaled $21.8 million, compared to $18.6 million in 2002, an increase of 17%. Covalent ended the year with a backlog of $13 million.

Kenneth M. Borow, M.D., President and Chief Executive Officer, commented, “The first nine months of 2003 were characterized by a downturn in the pharmaceutical and biotechnology industries which resulted in a decrease in short-term R&D expenditures and reduced outsourcing by the sector. This clearly had an adverse effect on our Company’s ability to sign new contracts during 2003 and subsequently on our financial results. While our 2003 new business started out slowly we did experience a strong finish to the year with $10.4 million in new contracts during the fourth quarter. This represented nearly 50% of the year’s total new business. Because of the timing of these 4Q03 contracts, they had minimal impact on the year’s financial results. Our fourth quarter new business successes benefited from a return to more normal R&D conditions within the biopharmaceutical sector, a trend that is ongoing. Since mid-November 2003, our total announced new business has been $15.2 million. Our current guidance for the full year 2004 new business contracts is $30 million, a 38% increase over 2003. I believe that we will return to profitability in the first quarter of 2004. Overall, I anticipate that 2004 will be a much stronger year for the Company than 2003. “

Dr. Borow continued, “2003 was also characterized by numerous important successes for our Company. Our greatest accomplishment was the REVERSAL Study in which we were an instrumental part of the team that designed, wrote, and conducted the trial for Pfizer. The results of this landmark study, which showed for the first time that aggressive pharmacologic therapy could stabilize or even regress coronary artery disease, were presented by Dr. Steve Nissen at the American Heart Association Scientific Sessions in November 2003 and subsequently published last week as the lead article in the Journal of the American Medical Association. The REVERSAL results have appeared on the front page of the New York Times as well as in the Wall Street Journal, USA Today, and Time Magazine and on MSNBC and CNN. It is a major success story for Covalent and is a concrete example of what Covalent can do from both an intellectual and operational perspective. In addition to REVERSAL, we completed an unprecedented number of major clinical research projects, initiated a counter-bioterrorism vaccines program, and established Strategic Partnerships in order to strengthen and broaden our global offerings and geographic reach. Through all of these efforts, we demonstrated to our clients our ability to deliver quality on-time data as well as value-added services. I believe that this has already translated into increased visibility and excellent positioning for us. In addition to potential new opportunities with existing clients, many of the client names in our current pipeline are new for Covalent. We have made a very determined effort to broaden and diversify our client list. This has resulted in an attractive mix of pharmaceutical and biotechnology companies. We will continue to focus on expanding Covalent’s capabilities both in the United States and internationally.”

Dr. Borow concluded, “I believe that based on new business now closing or in late discussions that Covalent is entering a period of increasing growth. I think that our model of exceptional consultative expertise, excellent quality, timely operational pull-through, and value-added services is gaining traction. Overall, I continue to be very optimistic about Covalent’s future.”

On Thursday, March 11, 2004, at 9:00 a.m. EST, Covalent will host a conference call to discuss its 2003 results. The conference call will be available by calling 1-888-694-4676 (for the U.S.A. and Canada). International callers may dial 973-935-8512. A replay of the call will be available until March 18, 2004 by dialing 877-519-4471 (for the U.S.A. and Canada), confirmation number 4577265. International callers may dial 973-341-3080. Access to a replay of the call will also be available on Covalent’s website: www.covalentgroup.com, by the end of the day on March 11, 2004.

About Covalent Group

Covalent Group is a clinical research organization that is a leader in the design and management of complex clinical trials for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their clinical trials. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has clinical trial experience across a wide variety of therapeutic areas such as vaccines, biologics, gene therapy, immunology, cardiovascular, endocrinology/metabolism, diabetes, neurology, oncology, infectious diseases, gastroenterology, dermatology, hepatology, womens’ health and respiratory medicine. Covalent believes that its leadership in the design of complex clinical trials, its application of innovative technologies, therapeutic expertise and commitment to quality offer its clients a means to more quickly and cost effectively develop products through the clinical trial process. In addition, the Company’s use of its proprietary TeleTrial® technology to support its drug development services creates consistency in the way it conducts clinical trials globally. With its wholly-owned international subsidiary, Covalent Group, Ltd., as well as its Strategic Partners based in Sydney (Australia), Moscow (Russia), Sofia (Bulgaria) and Sao Paulo (Brazil), Covalent is able to meet many of the global drug development needs of its clients.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials; (iii) the termination, delay or cancellation of clinical trials; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; and (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices. Additional information concerning factors that could cause actual results to materially differ from those in forward-looking statements is contained in Covalent Group’s SEC filings, including its Registration Statement on Form S-3, Annual Report on Form 10-KSB and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group’s investor relations department.

Company contact:	Ken Borow, CEO, (610) 975-9533
Investor relations contact:	John Capodanno, (646) 536-7026
Media contact:	Gregory Q. Tiberend, (646) 536-7005
Contact us on-line:	www.covalentgroup.com

Covalent Group, Inc.

Consolidated Statements of Operations

(unaudited)

	Year Ended December 31,
	2003	2002	2001
Net revenue	$20,766,823	$24,677,061	$18,353,481
Reimbursement revenue	5,196,451	4,510,425	1,593,172

Total Revenue	$25,963,274	$29,187,486	$19,946,653

Operating Expenses
Direct	15,309,500	14,817,692	9,611,407
Reimbursement out-of-pocket expenses	5,196,451	4,510,425	1,593,172
Selling, general and administrative	5,548,856	5,146,286	4,671,212
Depreciation and amortization	877,623	642,833	521,811

Total Operating Expenses	26,932,430	25,117,236	16,397,602

Income (Loss) from Operations	(969,156)	4,070,250	3,549,051

Net Interest Income (Expense)	3,583	(10,601)	(56,454)

Income (Loss) before Income Taxes	(965,573)	4,059,649	3,492,597

Income Tax Provision (Benefit)	(532,580)	1,605,335	1,457,964

Net Income (Loss)	$(432,993)	$2,454,314	$2,034,633

Net Income (Loss) per Common Share

Basic:	$(0.03)	$0.19	$0.16
Diluted:	$(0.03)	$0.19	$0.16

Weighted Average Common and Common Equivalent Shares Outstanding
Basic	12,746,973	12,591,229	12,420,388
Diluted	12,746,973	13,199,483	12,962,628

See accompanying notes to the consolidated financial statements.

Covalent Group, Inc.

Consolidated Balance Sheets

(unaudited)

	December 31,
	2003	2002
Assets
Current Assets
Cash and cash equivalents	$2,069,687	$2,121,439
Restricted cash	604,185	419,791
Accounts receivable	5,713,491	7,586,575
Prepaid expenses and other	1,521,780	380,404
Costs and estimated earnings in excess of related billings on uncompleted contracts	8,636,311	9,024,854

Total Current Assets	18,545,454	19,533,063

Property and Equipment, Net	1,805,331	1,281,149
Other Assets	21,665	22,265

Total Assets	$20,372,450	$20,836,477

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,122,190	$2,755,520
Accrued expenses	207,664	403,735
Income tax payable	—	111,646
Obligations under capital leases	24,268	59,418
Billings in excess of related costs and estimated earnings on uncompleted contracts	1,181,426	1,817,697
Customer advances	3,334,619	3,612,856

Total Current Liabilities	7,870,167	8,760,872

Long Term Liabilities
Obligations under capital leases	87,018	2,907
Other liabilities	698,050	—
Deferred income tax	246,387	344,225

Total Long Term Liabilities	1,031,455	347,132

Total Liabilities	8,901,622	9,108,004

Stockholders’ Equity
Common stock, $.001 par value 25,000,000 shares authorized, 13,235,483 and 12,664,583 shares issued respectively	13,235	12,665
Additional paid-in capital	11,372,674	10,887,759
Retained earnings	419,028	852,021
Accumulated other comprehensive income	124,865	26,344

Less:	11,929,802	11,778,789
Treasury stock, at cost, 152,932 and 12,500 shares, respectively	(458,974)	(50,316)

Total Stockholders’ Equity	11,470,828	11,728,473

Total Liabilities and Stockholders’ Equity	$20,372,450	$20,836,477

See accompanying notes to the consolidated financial statements.